Exhibit 2.2

DESCRIPTION OF ORDINARY SHARES

The following description of the ordinary shares of Naked Brand Group Limited (the “Ordinary Shares”) is only a summary. We encourage you to read our constitution, which is incorporated by reference as an exhibit to our Annual Report on Form 20-F. The “Company,” “we,” “us,” or “our” refer to Naked Brand Group Limited and its consolidated subsidiaries.

Overview

Our corporate affairs are principally governed by our constitution and the Corporations Act. The Ordinary Shares trade on the Capital Market of The Nasdaq Stock Market (“Nasdaq”) under the symbol “NAKD.”

Subject to restrictions on the issue of securities in our constitution, the Corporations Act and any other applicable law, we may at any time issue shares and grant options on any terms, with the rights and restrictions and for the consideration that our board of directors determine. The Ordinary Shares are issued in registered form. The transfer agent and registrar of the Ordinary Shares is Continental Stock Transfer & Trust Company.

The rights and restrictions attaching to the Ordinary Shares are derived through a combination of our Constitution, the common law applicable to Australia, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our ordinary shares are summarized below.

Constitution

The summary below relates to our constitution as currently in effect. The summary below is of the key provisions of our constitution and does not purport to be a summary of all of the provisions thereof or of all relevant provisions of Australian law governing the management and regulation of Australian companies.

Incorporation

We were incorporated in Australia on May 11, 2017 under the Corporations Act with company registration number ACN 619 054 938. We are an Australian public limited company.

Objects and Purposes

Our constitution grants us full power and authority to exercise any power, take any action or engage in any conduct which the Corporations Act permits a company limited by shares to exercise, take or engage in.

Directors

There must be a minimum of three directors and a maximum of ten directors unless our shareholders in general meeting resolves otherwise. Where required by the Corporations Act or Stock Market Rules, we must hold an election of directors each year. No director, other than the managing director, may hold office without re-election beyond the third annual general meeting following the meeting at which the director was last elected or re-elected. A director appointed to fill a casual vacancy, who is not a managing director, holds office until the conclusion of the next annual general meeting following his or her appointment. If there would otherwise not be a vacancy, and no director is required to retire, then the director who has been longest in office since last being elected must retire. If a number of directors were elected on the same day, the directors to retire are (in default of agreement between them) determined by ballot.

Our constitution provides that no person shall be disqualified from the office of director or prevented by such office from contracting with us, nor shall any such contract or any contract or transaction entered into by or on our behalf in which any director shall be in any way interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to us for any profit realised by or arising in connection with any such contract or transaction by reason of such director holding office or of the fiduciary relationship thereby established. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon. However, a director who has a material personal interest in a matter that is being considered by the directors must not be present at a meeting while the matter is being considered nor vote on the matter, except where permitted by the Corporations Act.

Each director is entitled to remuneration from our company for his or her services as decided by the directors but the total amount provided to all directors for their services as directors must not exceed in aggregate in any financial year the amount fixed by us in general meeting. The remuneration of an executive director must not include a commission on, or a percentage of, profits or operating revenue. Remuneration may be provided in the manner that the directors decide, including by way of non-cash benefits. There is also provision for directors to be paid extra remuneration (as determined by the directors) if they devote special attention to our business or otherwise perform services which are regarded as being outside of their ordinary duties as directors or, at the request of the directors, engage in any journey on our business. Directors are also entitled to be paid all travelling and other expenses they incur in attending to our affairs, including attending and returning from general meetings or board meetings, or meetings of any committee engaged in our business.

Directors also may exercise all the powers of the company to borrow or raise money, to charge any of the company’s property or business or any of its uncalled capital, and to issue debentures or give any security for a debt, liability or obligation of the company or of any other person.

Rights and Obligations of Shareholders

Dividends

Ordinary shareholders are entitled to receive such dividends as may be declared by the directors. If the directors determine that a final or interim dividend is payable, it is (subject to the terms of issue on any shares or class of shares) paid on all shares proportionate to the amount for the time being paid on each share. Dividends may be paid by cash, electronic transfer or any other method as the board determines.

The directors have the power to capitalize and distribute the whole or part of the amount from time to time standing to the credit of any reserve account or otherwise available for distribution to shareholders. The capitalization and distribution must be in the same proportions which the shareholders would be entitled to receive if distributed by way of a dividend.

Subject to the Stock Market Rules, the directors may pay a dividend out of any fund or reserve or out of profits derived from any source.

Voting Rights

Each of our ordinary shareholders is entitled to receive notice of and to be present, to vote and to speak at general meetings. Subject to any rights or restrictions attached to any shares, on a show of hands each ordinary shareholder present has one vote and, on a poll, one vote for each fully paid share held, and for each partly paid share, a fraction of a vote equivalent to the proportion to which the share has been paid up. Voting may be in person or by proxy, attorney or representative.

Two shareholders must be present to constitute a quorum for a general meeting and no business may be transacted at any meeting except the election of a chair and the adjournment of the meeting, unless a quorum is present when the meeting proceeds to business.

Variation of Class Rights

The Corporations Act provides that if a company has a constitution that sets out the procedure for varying or cancelling rights attached to shares in a class of shares, those rights may be varied or cancelled only in accordance with the procedure.

The rights attached to Ordinary Shares may only be varied with the consent in writing of members holding at least three-quarters of the shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of shares of that class.

Preemptive Rights

Ordinary shareholders do not have preemptive rights.

Preference Shares

We may issue preference shares including preference shares which are, at the option of us or holder, liable to be redeemed or converted to Ordinary Shares. Each preference share confers on the holder the right to: (i) receive a preferential dividend, in priority to the payment of any dividend on the Ordinary Shares, at a rate (which may be fixed or variable) and on the basis (including whether cumulative or not) decided by the directors at the time of issue; (ii) participate with the Ordinary Shares in profits and assets of the Company, including on a winding up, if and to the extent the directors decide at the time of issue; (iii) in a winding up and on redemption, payment in priority to the ordinary shares of: (A) the amount of any dividend accrued but unpaid on the share at the date of winding up or the date of redemption; and (B) any additional amount specified in the terms of issue; (iv) to the extent directors may decide at the time of issue, a bonus issue or capitalisation of profits in favour of holders of those shares only; and (v) vote at any general meeting, but only in certain limited circumstances.

General Meetings

A general meeting of shareholders may be called by a directors’ resolution or as otherwise provided in the Corporations Act. The Corporations Act requires the directors to call a general meeting on the request of shareholders with at least 5% of the vote that may be cast at the general meeting. Shareholders with at least 5% of the votes that may be cast at a general meeting may also call, and arrange to hold, a general meeting themselves. In addition, where it is impracticable to call the meeting in any other way, the Court may order a meeting of our members to be called.

The Corporations Act requires at least 21 clear days of notice to be given for a general meeting. Notice of a general meeting must be given to each person who, at the time of giving the notice, is a member, director or auditor of ours, or is entitled to a share because of the death of a shareholder (and who has satisfied the directors of his or her right to be registered as the holder of, or to transfer, the shares).

The notice of meeting must include the date and time of the meeting, the location, an electronic address, planned business for the meeting, information about any proposed special resolutions and information about proxy votes.

Changes in Capital

Australia does not have a limit on the authorized share capital that may be issued and do not recognize the concept of par value under Australian law.

Indemnity

We must indemnify our current and past directors and other executive officers on a full indemnity basis and to the fullest extent permitted by law against all liabilities incurred by the director or officer as a result of their holding office or a related body corporate.

We may also, to the extent permitted by law, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office or a related body corporate.

Disposal of assets

The Corporations Act does not specifically preclude a company from disposing of its assets, or a significant portion of its assets. Subject to any other provision which may apply (such as those provisions relating to related party transactions summarized above), a company may generally deal with its assets as it sees fit without seeking shareholder approval.

Rights of non-resident or foreign shareholders

There are no specific limitations in the Corporations Act which restrict the acquisition, ownership or disposal of shares in an Australian company by non-resident or foreign shareholder. The Foreign Acquisitions and Takeovers Act 1975 (Cth) regulates investment in Australian companies and may restrict the acquisition, ownership and disposal of our shares by non-resident or foreign shareholders.